CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 20, 2013, relating to the financial statements and financial highlights, which appear in the July 31, 2013 Annual Report to Shareholders of CMG Ultra Short Term Bond Fund, Columbia Large Cap Growth Fund, Columbia Oregon Intermediate Municipal Bond Fund and Columbia Tax-Exempt Fund (four of the funds constituting Columbia Funds Series Trust I), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Minneapolis, Minnesota

November 25, 2013